Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights” and “Experts” and to the incorporation by reference of our report dated August 18, 2006 on the fiscal 2006 financial statements as of June 30, 2006 of the Frontegra Funds, Inc., comprised of the Frontegra Total Return Bond Fund, Frontegra Investment Grade Bond Fund, Frontegra IronBridge Small Cap Fund, Frontegra IronBridge SMID Fund, Frontegra New Star International Equity Fund, and Frontegra Netols Small Cap Value Fund, in the Registration Statement (Form N-14) and Combined Proxy Statement/Prospectus filed with the Securities and Exchange Commission in this Registration Statement under the Securities Act of 1933.

/s/ ERNST &YOUNG LLP

ERNST &YOUNG LLP

Chicago, Illinois

May 14, 2007